EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-37441) of Phosphate Resource Partners Limited Partnership and the Registration Statement (Form S-4 No. 333-71510) of IMC Global Inc. and in the related Prospectuses of our reports dated January 29, 2002, with respect to the financial statements of Phosphate Resource Partners Limited Partnership and the consolidated financial statements of IMC Phosphates Company included in this Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

Chicago, Illinois
March 25, 2002